Exhibit 4.3

Execution Copy

SECURITYHOLDERS AGREEMENT

Dated January 6, 2006

Among

TRANSPORT INVESTORS, LLC

AND

THE OTHER PARTIES HERETO

i

SECURITYHOLDERS AGREEMENT

THIS SECURITYHOLDERS AGREEMENT (this “Agreement”) is entered into as of January 6, 2006 and shall be effective as of the Closing Date (as defined in Section 6.1) by and among (i) Transport Investors, LLC, a Delaware limited liability company (the “Company”), (ii) Marathon Fund Limited Partnership V, a Delaware limited partnership (“Marathon”), (iii) the initial parties to this Agreement who are identified as Employees on the signature pages hereto (each, an “Employee,” collectively, the “Employees”), and (iv) each other holder of Securities who hereafter executes a separate agreement to be bound by the terms hereof (which holder (unless such holder is an employee of the Company or its Affiliates in which case such holder, after executing a separate agreement to be bound by the terms hereof, shall be treated as a holder of Employee Securities hereunder) shall be treated for purposes of this Agreement as a holder of Marathon Securities).  (Marathon, the Employees and each other Person that is or may become a party to this Agreement as contemplated hereby are sometimes referred to herein collectively as the “Securityholders” and individually as a “Securityholder”).  If the Agreement of Merger is terminated in accordance with its terms, this Agreement shall terminate, and shall be deemed never to have taken effect.  Certain capitalized terms used herein are defined in Section 6.1.

The parties hereto agree as follows:

ARTICLE I
REPRESENTATIONS AND WARRANTIES OF THE PARTIES

1.1          Representations and Warranties of the Company.  The Company hereby represents and warrants to the Securityholders that as of the date of this Agreement:

(a)           it is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, it has full power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby, and the execution, delivery and performance by it of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary limited liability company action;

(b)           this Agreement has been duly and validly executed and delivered by the Company and constitutes a legal and binding obligation of the Company, enforceable against the Company in accordance with its terms;

(c)           the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby will not, with or without the giving of notice or lapse of time, or both (i) violate any provision of law, statute, rule or regulation to which the Company is subject, (ii) violate any order, judgment or decree applicable to the Company or (iii) conflict with, or result in a breach or default under, any term or condition of the Company’s organizational documents or any agreement or instrument to which the Company is a party or by which it is bound; and

(d)           each Person who is expected today to be a holder of Securities as of the Closing Date has executed this Agreement and is a party to this Agreement.

1.2          Representations and Warranties of the Securityholders.  Each Securityholder (as to himself or itself only) represents and warrants to the Company and the other Securityholders that, as of the time such Securityholder becomes a party to this Agreement:

(a)           this Agreement (or the separate joinder agreement executed by such Securityholder) has been duly and validly executed and delivered by such Securityholder, and this Agreement constitutes a legal and binding obligation of such Securityholder, enforceable against such Securityholder in accordance with its terms; and

(b)           the execution, delivery and performance by such Securityholder of this Agreement (or any joinder to this Agreement, if applicable) and the consummation by such Securityholder of the transactions contemplated hereby (and thereby, if applicable) will not, with or without the giving of notice or lapse of time, or both, (i) violate any provision of law, statute, rule or regulation to which such Securityholder is subject, (ii) violate any order, judgment or decree applicable to such Securityholder or (iii) conflict with, or result in a breach or default under, any term or condition of any agreement or other instrument to which such Securityholder is a party or by which such Securityholder is bound.

ARTICLE II
VOTING AGREEMENTS

2.1          Election of Management Committee Members and Directors.

(a)           Each Person, other than the Company, that is a party to this Agreement hereby agrees that such Person will vote, or cause to be voted, all voting securities of the Company over which such Person has the power to vote or direct the voting, and will take all other necessary or desirable action within such Person’s control, and the Company will take all necessary and desirable actions within its control, to cause the authorized number of members or directors for each of the respective management committees or boards of directors of the Company and its Subsidiaries to be established at up to five (5) directors each, and to elect or cause to be elected to the respective management committees or boards of directors of the Company and each of its Subsidiaries and cause to be continued in office up to five (5) members/directors designated by Marathon.

(b)           If at any time either Marathon or the chief executive officer of the Company, as the case may be, shall notify the other parties to this Agreement of their desire to remove, with or without cause, any individual from a Company or Subsidiary membership/directorship, all such parties so notified will vote, or cause to be voted, all voting securities of the Company and its Subsidiaries over which they have the power to vote or direct the voting, and shall take all such other actions promptly as shall be necessary or desirable to cause the removal of such member/director.

(c)           If at any time any of the members/directors ceases to serve on the management committee or board of directors of the Company or any Subsidiary of the Company (whether due to resignation, removal or otherwise), Marathon shall be entitled to designate a successor member/director to fill the vacancy created thereby on the terms and subject to the conditions of paragraph (a) above.  Each Person that is a party hereto agrees to vote, or cause to be voted, all voting securities of the Company and its Subsidiaries over which such Person has the power to vote or direct the voting, and shall take all such other actions as shall be necessary or desirable to cause the designated successor to be elected to fill such vacancy.

(d)           Nothing in this Agreement shall be construed to impair any rights that the unitholders or stockholders of the Company or any Subsidiary of the Company may have to remove any member/director for cause under applicable law, or under the terms of the LLC Agreement of the Company or the organizational documents of such Subsidiary, as the case may be.  No such removal of an individual designated pursuant to this Section 2.1(d) for cause shall affect any of the Securityholders’ rights to designate a different individual pursuant to this Section 2.1 to fill the position from which such individual was removed.

(e)           The provisions of this Section 2.1 shall remain in effect following the first Public Offering.

2.2          Other Voting Matters.  In order to effectuate the provisions of Sections 2.1, 2.2 and 4.1 and Article VII, each holder of Employee Securities hereby grants to Marathon a proxy to vote at any annual or special meeting of Securityholders, or to take any action by written consent in lieu of such meeting with respect to, or to otherwise take action in respect of, all of the Securities owned or held of record by such holder in connection with the matters set forth in Sections 2.1 and 2.2 in accordance with the provisions of Sections 2.1 and 2.2 and in connection with the matters set forth in Article VII.  Each of the proxies granted hereby is irrevocable and is coupled with an interest.  To effectuate the provisions of this Section 2, the secretary of each of the Company and each Subsidiary of the Company, or if there be no secretary such other officer or employee of the Company or such Subsidiary as the management committee or board of directors of the Company or such Subsidiary may appoint to fulfill the duties of the Secretary, shall not record any vote or consent or other action contrary to the terms of this Section 2.

ARTICLE III
TRANSFERS AND ISSUANCE OF SECURITIES

3.1          Restrictions on Transfer of Securities.  Prior to the completion of the Company’s first Public Offering, no holder of Employee Securities may Transfer any Employee Securities, as the case may be, except in an Exempt Transfer or as otherwise provided by this Agreement.

3.2          Restrictions on Transfers of Marathon Securities.

(a)           Tag-Along Rights.  Prior to making any Transfer of Marathon Securities (other than a Transfer described in Section 3.2(b)) any holder of Marathon Securities proposing to make such a Transfer (for purposes of this Section 3.2, a “Selling Holder”) shall give at least 30 days prior written notice to each holder of Employee Securities (for purposes of this Section 3.2, each an “Other Holder”) and to the Company, which notice (for purposes of this Section 3.2, the “Sale Notice”) shall identify the type and amount of Marathon Securities to be sold (for purposes of this Section 3.2, the “Offered Securities”), describe in reasonable detail the terms and conditions of such proposed Transfer and identify each prospective Transferee.  Any of the Other

Holders may, within 15 days of the receipt of the Sale Notice, give written notice (each, a “Tag-Along Notice”) to the Selling Holder that such Other Holder wishes to participate in such proposed Transfer upon the terms and conditions set forth in the Sale Notice, which Tag-Along Notice shall specify the Employee Securities such Other Holder desires to include in such proposed Transfer; provided, however, that (1) each Other Holder shall be required (taking into account for this purpose the provisions of Section 3.2(d)), as a condition to being permitted to sell Employee Securities pursuant to this Section 3.2(a) in connection with a Transfer of Offered Securities, to elect to sell Employee Securities of the same type and class and in the same relative proportions (which proportions shall be determined on a unit for unit or, as the case may be, share for share basis and on the basis of aggregate liquidation value with respect to Preferred Units or Preferred Stock) as the Securities which comprise the Offered Securities, and (2) to exercise its tag-along rights hereunder, each Other Holder must agree to make to the Transferee the same representations, warranties, covenants, indemnities and agreements as the Selling Holder agrees to make in connection with the Transfer of the Offered Securities (except that in the case of representations and warranties pertaining specifically to, or covenants made specifically by, the Selling Holder, the Other Holders shall make comparable representations and warranties pertaining specifically to (and, as applicable, covenants by) themselves), and must agree to bear his or its ratable share (which shall be proportionate based on the value of Securities that are Transferred but shall not exceed the amount of proceeds received by such Other Holder in connection with such Transfer) of all liabilities to the Transferees arising out of representations, warranties and covenants (other than those representations, warranties and covenants that pertain specifically to a given Securityholder, who shall bear all of the liability related thereto), indemnities or other agreements made in connection with the Transfer.  Each Securityholder will bear (x) its or his own costs of any sale of Securities pursuant to this Section 3.2(a) and (y) its or his pro-rata share (based upon the relative amount of Securities sold) of any of the other costs of any reasonable and customary sale of Securities pursuant to this Section 3.2(a) to the extent such costs are incurred for the benefit of all Securityholders and are not otherwise paid by the Transferee.

If none of the Other Holders gives the Selling Holder a Tag-Along Notice prior to the expiration of the 15-day period for giving Tag-Along notices with respect to the Transfer proposed in the Sale Notice, then (notwithstanding the first sentence of this Section 3.2(a)) the Selling Holder may Transfer such Offered Securities on the terms and conditions set forth, and to or among any of the Transferees identified (or Affiliates of Transferees identified), in the Sale Notice at any time within 180 days after expiration of the 15-day period for giving Tag-Along Notices with respect to such Transfer.  Any such Offered Securities not Transferred by the Selling Holder during such 180-day period will again be subject to the provisions of this Section 3.2(a) upon subsequent Transfer.  If one or more Other Holders give the Selling Holder a timely Tag-Along Notice, then the Selling Holder shall use all reasonable efforts to obtain the agreement of the prospective Transferee(s) to the participation of the Other Holders in any contemplated Transfer, on the same terms and conditions as are applicable to the Offered Securities, and no Selling Holder shall transfer any of its shares to any prospective Transferee if such prospective Transferee(s) declines to allow the participation of the Other Holders.  If the prospective Transferee(s) is unwilling or unable to acquire all of the Offered Securities and all of the Employee Securities specified in a timely Tag-Along Notice upon such terms, then the Selling Holder may elect either to cancel such proposed Transfer or to allocate the maximum number of each class of Securities that the prospective Transferees are willing to purchase (the

“Allocable Shares”) among the Selling Holder and the Other Holders giving timely Tag-Along Notices as follows (it being understood that the prospective Transferees shall be required to purchase Securities of the same class on the same terms and conditions taking into account the provisions of clause (1) of the first paragraph of this Section 3.2(a), and to consummate such Transfer on those terms and conditions):

(i)                                     each participating Securityholder (including the Selling Holder) shall be entitled to sell a number of shares of each class of Securities (taking into account the provisions of clause (1) of the first paragraph of this Section 3.2(a)) (not to exceed, for any Other Holder, the number of shares of such class of Securities identified in such Other Holder’s Tag-Along Notice) equal to the product of (A) the number of Allocable Shares of such class of Securities and (B) a fraction, the numerator of which is such Securityholder’s Ownership Percentage of such class of Securities and the denominator of which is the aggregate Ownership Percentage for all participating Securityholders of such class of Securities; and

(ii)                                  if after allocating the Allocable Shares of any class of Securities to such Securityholders in accordance with clause (i) above, there are any Allocable Shares of such class that remain unallocated, then they shall be allocated (in one or more successive allocations on the basis of the allocation method specified in clause (i) above) among the Selling Holder and each such Other Holder that has elected in its Tag-Along Notice to sell a greater number of shares of such class of Securities than previously has been allocated to it pursuant to clause (i) and this clause (ii) (all of whom (but no others) shall, for purposes of clause (i) above, be deemed to be the participating Securityholders), until all such Allocable Shares have been allocated in accordance with this clause (ii).

(b)           Excluded Transfers.  The rights and restrictions contained in Section 3.2(a) shall not apply with respect to any of the following Transfers of Securities:

(i)                                     any Transfer of Marathon Securities in a Public Sale;

(ii)                                  any Transfer of Marathon Securities to and among the partners of Marathon and the partners, securityholders and employees of such partners (subject to compliance with Sections 3.3 and 3.4);

(iii)                               any Transfer of Marathon Securities in accordance with Section 4.1;

(iv)                              any Transfer of Marathon Securities incidental to the exercise, conversion or exchange of such securities in accordance with their terms, any combination of Securities (including any reverse stock split) or any recapitalization, reorganization or reclassification of, or any merger or consolidation involving, the Company;

(v)                                 any Transfer of Marathon Securities to employees or directors of, or consultants to, any of the Company and its Subsidiaries; and

(vi)                              any Transfer constituting an Exempt Individual Transfer.

(c)           Excluded Securities.  No Securities that have been transferred by the Selling Holder or an Other Holder in a Transfer pursuant to the provisions of Section 3.2(a) (“Excluded Securities”) shall again be subject to the restrictions set forth in Section 3.2(a), nor shall any Securityholder holding Excluded Securities be entitled to exercise any rights as an Other Holder under Section 3.2(a) with respect to such Excluded Securities, and no Excluded Securities held by a Selling Holder or any Other Holder shall be counted in determining the respective participation rights of such Holders in a Transfer subject to Section 3.2(a).

(d)           Upon the occurrence of any event which gives rise to a Securityholder’s ability or requirement to transfer (including by operation of law) such Securityholder’s interests in the Company or a Subsidiary of the Company to a third party in exchange for consideration pursuant to this Agreement, at the election of such Securityholder, the Company shall take, and shall cause its Subsidiaries to take, all actions necessary to convert Securities then held by such Securityholder into the appropriate type of security to permit the Securityholder to transfer such Securities to such third party.

(e)           The provisions of this Section 3.2 shall remain in effect following the first Public Offering.

3.3          Notification of Proposed Sale of Company.  In the event that the Company or any holder of Marathon Securities takes action to solicit offers or bids for a Sale of the Company, the Company or such holder of Marathon Securities, as the case may be, shall notify the holders of Employee Securities of such action and shall provide to the Employees copies of any information provided to any such potential offerors or bidders in connection with such solicitation.

3.4          Securities Act Compliance.  No Securities may be transferred by a Securityholder (other than pursuant to an effective registration statement under the Securities Act) unless such Securityholder first delivers to the Company an opinion of counsel, which opinion of counsel shall be reasonably satisfactory to the Company, to the effect that such Transfer is not required to be registered under the Securities Act.

3.5          Certain Transferees Bound by Agreement.  Subject to compliance with the other provisions of this Article III, any Securityholder may Transfer any Securities held by such Securityholder in accordance with applicable law; provided, however, that if the Transfer is not made pursuant to a Public Sale or a transaction the consummation of which will cause the termination of this Agreement pursuant to Article V, then the Transferor of such Security shall first deliver to the Company a written agreement of the proposed Transferee (excluding a Transferee that is a Limited Partner) to become a Securityholder and to be bound by the terms of this Agreement (unless such proposed Transferee is already a Securityholder).  All Employee Securities will continue to be Employee Securities in the hands of any Transferee (other than the Company, Marathon or any Transferee in a Public Sale); provided that Employee Securities Transferred pursuant to an exercise of tag-along rights as an Other Holder under Section 3.2(a) shall not be subject to the provisions of Section 3.1 in the hands of the Transferee or any subsequent Transferee.  All Marathon Securities will continue to be Marathon Securities in the hands of any Transferee (other than the Company, the Employees or a Transferee in a Public Sale).

3.6          Subsequent Issuance of Units.

(a)           From and after the Closing Date, the Company shall issue Units at a purchase price not less than the then Fair Market Value of such Units.

(b)           The Company shall not issue any Securities unless the holder of such Securities agrees, at the time of such issuance, to become a Securityholder and to be bound as of the date of issuance by the terms of this Agreement (unless the holder of such Securities is already a Securityholder).

3.7          Issuance of Class B Units.  Notwithstanding any other provision of this Agreement, the Company shall issue no Class B Units in excess of the number of such Class B Units issued and outstanding as of the Closing Date without the prior written consent of holders of Class B Units having a majority of the then outstanding Class B Units; provided, however, that any Class B Units repurchased by the Company pursuant to the terms of this Agreement or pursuant to any other agreement or arrangement shall no longer be considered to be issued and outstanding for purposes of this Agreement or the LLC Agreement and shall once again be available for issuance by the Company without the consent of the holders of Class B Units.

3.8          Transfers in Violation of Agreement.  Any Transfer or attempted Transfer of any Securities in violation of any provision of this Agreement shall be void, and the Company shall not record such Transfer on its books or treat any purported transferee of such Securities as the owner of such Securities for any purpose.

ARTICLE IV
TAKE-ALONG RIGHTS ON APPROVED SALE

4.1          Take-Along Rights.

(a)           If Marathon elects to consummate, or to cause the Company to consummate, a transaction constituting a Sale of the Company, Marathon shall notify the Company and the other Securityholders in writing of that election, the other Securityholders will consent to and raise no objections to the proposed transaction, and the Securityholders and the Company will take all other actions reasonably necessary or desirable to cause the consummation of such Sale of the Company on the terms proposed by Marathon.  Without limiting the foregoing, (i) if the proposed Sale of the Company is structured as a sale of assets or a merger or consolidation, or otherwise requires equityholder approval, the Securityholders and the Company will vote or cause to be voted all Securities that they hold or with respect to which such Securityholder has the power to direct the voting and which are entitled to vote on such transaction in favor of such transaction and will waive any appraisal or dissenters rights which they may have in connection therewith and (ii) if the proposed Sale of the Company is structured as or involves a sale or redemption of Securities, the Securityholders will agree to sell their pro-rata share of the Securities being sold in such Sale of the Company on the terms and conditions approved by Marathon, and the Securityholders will execute any merger, asset purchase, security purchase, recapitalization or other sale agreement approved by Marathon in connection with such Sale of the Company.

(b)           The obligations of the Securityholders with respect to the Sale of the Company are subject to the satisfaction of the following conditions:  (i) upon the consummation of the Sale of the Company, all of the holders of a particular class or series of Securities shall receive the same form and amount of consideration per share, unit or amount of Securities, or if any holders of a particular class or series of Securities are given an option as to the form and amount of consideration to be received, all holders of such class or series will be given the same option and (ii) all holders of rights, without regard to vesting or exercise restrictions, if any, to acquire a particular class or series of Securities will be given an opportunity to either (A) exercise such rights prior to the consummation of the Sale of the Company and participate in such sale as holders of such Securities or (B) upon the consummation of the Sale of the Company, receive in exchange for such rights consideration equal to the amount determined by multiplying (1) the same amount of consideration per share, unit or amount of Securities received by the holders of such type and class of Securities in connection with the Sale of the Company less the exercise price per share, unit or amount of such rights to acquire such Securities by (2) the number of shares, units or aggregate amount of Securities represented by such rights.

(c)           Each Securityholder will bear its or his pro-rata share (based upon the relative amount of Securities sold) of the reasonable and customary costs of any sale of Securities pursuant to a Sale of the Company to the extent such costs are incurred for the benefit of all Securityholders and are not otherwise paid by the Company or the acquiring party.  Costs incurred by or on behalf of a Securityholder for its or his sole benefit will not be considered costs of the transaction hereunder.  In the event that any transaction that Marathon elects to consummate or cause to be consummated pursuant to this Section 4.1 is not consummated for any reason, the Company will reimburse Marathon for all actual and reasonable expenses paid or incurred by Marathon in connection therewith.

(d)           Notwithstanding any provision in this Agreement to the contrary, Goldner Hawn Johnson & Morrison Incorporated shall be entitled to be paid customary and reasonable fees by the Company for any investment banking services provided by it in connection with a Sale of the Company.  The provisions of this Section 4.1 shall remain in effect following the first Public Offering.

(e)           In the event of a sale or exchange by the Securityholders of all or substantially all of the Securities held by the Securityholders (whether by sale, merger, recapitalization, reorganization, consolidation, combination or otherwise), each Securityholder shall receive in exchange for the Securities held by such Securityholder the same portion of the aggregate consideration from such sale or exchange that such Securityholder would have received if such aggregate consideration had been distributed by the Company in complete liquidation pursuant to the rights and preferences set forth in the LLC Agreement as in effect immediately prior to such sale or exchange.  Each Securityholder shall take all necessary or desirable actions in connection with the distribution of the aggregate consideration from such sale or exchange as requested by the Company.

ARTICLE V
AMENDMENT AND TERMINATION

5.1          Amendment and Waiver.  Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective against the Company or the Securityholders unless such modification, amendment or waiver is approved in writing by the Company and by holders of a majority (by Units) of the then outstanding Units; provided, however, that the provisions of Sections 3.2, 3.3, 3.6, and 3.7 hereof may be modified, amended or waived only by approval in writing by the Company, by holders of a majority (by Units) of the then outstanding Units, and by holders of a majority (by Units) of the then outstanding Employee Securities.  The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

5.2          Termination of Certain Provisions.  The provisions of Article II shall terminate upon the consummation of the Company’s first Public Offering if, and only to the extent, required by the managing underwriter of such Public Offering.

5.3          Termination of Agreement.  This Agreement will terminate in respect of all Securityholders (a) with the written consent of the Company and a majority of the Securityholders, (b) upon the dissolution, liquidation or winding-up of the Company or (c) upon the consummation of a Sale of the Company.

5.4          Termination as to a Party.  Subject to the provisions of any applicable Management Contribution Agreement, any Person who ceases to hold any Securities shall cease to be a Securityholder and shall have no further rights or obligations under this Agreement.

ARTICLE VI
MISCELLANEOUS

6.1          Certain Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

“Affiliate” of any particular Person means any other Person Controlling, Controlled by or under common Control with such particular Person or, in the case of a natural Person, any other member of such Person’s Family Group.

“Agreement” has the meaning set forth in the recitals.

“Agreement of Merger” means the Agreement and Plan of Merger dated as of October 26, 2005 by and among Holding, Patriot Acquisition Corp., a Minnesota corporation and a wholly owned subsidiary of Holding, and Transport Corporation of America, Inc., a Minnesota corporation.

“Allocable Shares” has the meaning set forth in Section 3.2(a).

“Call Option” has the meaning given to such term in the Management Contribution Agreements.

“Class A Units” has the meaning set forth in the LLC Agreement.

“Class B Units” has the meaning set forth in the LLC Agreement.

“Closing Date” has the meaning given such term in the Agreement of Merger.

“Common Stock” means, collectively, following the conversion of the Company into a corporation or the Company being merged into, or otherwise succeeded by, a corporation, the common stock of the Company and any other class or series of authorized capital stock of the Company which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the successor to the Company.

“Common Stock Equivalents” means (without duplication with any Units, Common Stock or other Common Stock Equivalents) rights, warrants, options, convertible securities, or exchangeable securities or indebtedness, or other rights, exercisable for or convertible or exchangeable into, directly or indirectly, Units, Common Stock or securities exercisable for or convertible or exchangeable into Units or Common Stock, as the case may be, whether at the time of issuance or upon the passage of time or the occurrence of some future event.

“Company” has the meaning set forth in the recitals.

“Control” (including, with correlative meaning, all conjugations thereof) means with respect to any Person, the ability of another Person to control or direct the actions or policies of such first Person, whether by ownership of voting securities, by contract or otherwise.

“Employee(s)” has the meaning given to such term in the recitals.

“Employee Securities” means (a) the Preferred Units, Class A Units and Class B Units acquired by the Employees on or after the date of this Agreement under the Management Contribution Agreements, (b) any Units, Common Stock (including, for the purpose of this definition, common stock of Holdings or any other common stock distributed by the Company), Common Stock Equivalents or Preferred Stock hereafter acquired by any holder of Employee Securities and (c) any securities of the Company issued with respect to the securities referred to in clauses (a) or (b) above by way of a payment-in-kind, stock dividend or stock split or in connection with a combination of shares, exchange, conversion, recapitalization, merger, consolidation or other reorganization.

“Excluded Securities” has the meaning set forth in Section 3.2(c).

“Exempt Transfer” means a Transfer of Employee Securities (a) pursuant to an exercise of tag-along rights as an Other Holder under Section 3.2, (b) pursuant to a Sale of the Company under Section 4.1 or other transaction approved under Section 2.2, (c) to the Company pursuant to a Call Option or a Put Option under a Management Contribution Agreement, (d) pursuant to a Public Sale, (e) upon the death of the holder pursuant to the applicable laws of descent and distribution, (f) solely to or among such Person’s Family Group, or (g) incidental to the exercise, conversion or exchange of such securities in accordance with their terms, any combination of shares (including any reverse stock split) or any recapitalization, reorganization or reclassification of, or any merger or consolidation involving, the Company.

“Exempt Individual Transfer” means a Transfer of Marathon Securities held by a natural person (a) upon the death of the holder pursuant to the applicable laws of descent and distribution, (b) solely to or among such Person’s Family Group or (c) to the Company incidental to the exercise, conversion or exchange of such securities in accordance with their terms, any combination of shares (including any reverse stock split) or any recapitalization, reorganization or reclassification of, or any merger or consolidation involving, the Company.

“Fair Market Value,” used in connection with the value of Units, has the meaning given to such term in the Management Contribution Agreements.

“Family Group” means, with respect to any individual, such individual’s spouse and descendants (whether natural or adopted) and any trust, partnership, limited liability company or similar vehicle established and maintained solely for the benefit of (or the sole members or partners of which are) such individual, such individual’s spouse and/or such individual’s descendants.

“Fully-Diluted Units” means, as of any date of determination, the number of shares of Common Stock outstanding, plus (without duplication) all Units or, as the case may be, shares of Common Stock issuable, whether at such time or upon the passage of time or the occurrence of future events, upon the exercise, conversion or exchange of all then-outstanding Common Stock Equivalents.

“Holding” means Patriot Holding Corp., a Minnesota corporation.

“LLC Agreement” means the Limited Liability Company Agreement entered into as of January 6, 2006 and effective as of the Closing Date among the members of the Company, as amended from time to time in accordance with its terms.

“Management Contribution Agreements” mean the management unit subscription agreements between the Company and the respective Employees.

“Marathon” has the meaning given such term in the recitals.

“Marathon Securities” means (a) Marathon Units, (b) Units, Common Stock (including, for the purpose of this definition, common stock of Holding or any other common stock distributed by the Company), Common Stock Equivalents or Preferred Stock hereafter acquired by Marathon and (c) any securities of the Company issued with respect to the securities referred to in clauses (a) or (b) above by way of a payment-in-kind, stock dividend or stock split or in connection with a combination of shares, exchange, conversion, recapitalization, merger, consolidation or other reorganization.

“Marathon Units” means the Class A Units issued to Marathon on the Closing Date.

“Offered Securities” has the meaning given to such term in Section 3.2(a).

“Other Holder” has the meaning given such term in Section 3.2(a).

“Ownership Percentage” means, for each Securityholder and with respect to a type and class of Security, the percentage obtained by dividing the number of units or shares of such Security held by such Securityholder by the total number of units or shares of such Security (other than Excluded Securities) outstanding.

“Person” means an individual, a partnership, a joint venture, a corporation, an association, a joint stock company, a limited liability company, a trust, an unincorporated organization or a government or any department or agency or political subdivision thereof.

“Preferred Stock” means collectively, following the conversion of the Company into a corporation or the Company being merged into, or otherwise succeeded by, a corporation, the classes or series of authorized capital stock of the Company that is limited to a fixed sum or percentage of par value or stated value in respect of the rights of the holders thereof to participate in dividends and in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the successor to the Company.

“Preferred Units” means the Preferred Units of the Company which may be issued pursuant to Section 6.l of the Management Contribution Agreements.

“Public Offering” means a sale of Common Stock to the public in an offering pursuant to an effective registration statement filed with the SEC pursuant to the Securities Act, as then in effect, provided that a Public Offering shall not include an offering made in connection with a business acquisition or combination or an employee benefit plan.

“Public Sale” means a sale of Securities pursuant to a Public Offering or a Rule 144 Sale.

“Put Option” has the meaning given to such term in the Management Contribution Agreements.

“Rule 144” means Rule 144 adopted under the Securities Act (or any successor rule or regulation).

“Rule 144 Sale” means a sale of Securities to the public through a broker, dealer or market-maker pursuant to the provisions of Rule 144 (other than Rule 144(k) prior to a Public Offering) adopted under the Securities Act (or any successor rule or regulation).

“Sale of the Company” means the consummation of a transaction, whether in a single transaction or in a series of related transactions that are consummated contemporaneously (or consummated pursuant to contemporaneous agreements), with any other Person or group of related Persons on an arm’s-length basis other than an Affiliate of Marathon, pursuant to which such party or parties (a) acquire (whether by merger, stock purchase, recapitalization, reorganization, redemption, issuance of capital stock or otherwise) more than 50% of either the Fully Diluted Units, the voting stock of Holdings or the voting stock of Transport America or (b) acquire assets constituting all or substantially all of the assets of the Company and its

Subsidiaries on a consolidated basis; provided, however, that in no event shall a Sale of the Company be deemed to include any transaction effected for the purpose of (i) changing, directly or indirectly, the form of organization or the organizational structure of the Company or any of its Subsidiaries or (ii) contributing stock to entities controlled by the Company.

“Sale Notice” has the meaning given such term in Section 3.2(a).

“SEC” means the Securities and Exchange Commission.

“Securities” means, collectively, the Marathon Securities and the Employee Securities.

“Securityholder(s)” has the meaning given such term in the recitals.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Selling Holder” has the meaning given such term in Section 3.2(a).

“Subsidiary” means any corporation with respect to which another specified corporation has the power to vote or direct the voting of sufficient securities to elect directors having a majority of the voting power of the board of directors of such corporation.

“Tag-Along Notice” has the meaning given such term in Section 3.2(a).

“Transfer” means (in either the noun or the verb form, including all forms and conjugations thereof within their correlative meanings) with respect to any security, the gift, sale, assignment, transfer, pledge, hypothecation or other disposition (whether for or without consideration, whether directly or indirectly, and whether voluntary, involuntary or by operation of law) of such security or any interest therein.

“Transferee” means a Person who receives or is proposed to receive any security pursuant to a Transfer.

“Transport America” means Transport Corporation of America, Inc., a Minnesota corporation.

“Units” means the Company’s Class A Units and Class B Units.

6.2          Legends.

(a)           Securityholders Agreement.  Each certificate or instrument evidencing Securities and each certificate or instrument issued in exchange for or upon the Transfer of any such Securities (if such securities remain subject to this Agreement after such Transfer) shall be stamped or otherwise imprinted with a legend (as appropriately completed under the circumstances) in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE CONSTITUTE [“MARATHON SECURITIES”], [“EMPLOYEE SECURITIES”] UNDER A CERTAIN

SECURITYHOLDERS AGREEMENT DATED AS OF JANUARY 6, 2006 AMONG THE ISSUER OF SUCH SECURITIES (THE “COMPANY”) AND CERTAIN OF THE COMPANY’S SECURITYHOLDERS AND, AS SUCH, ARE SUBJECT TO CERTAIN VOTING PROVISIONS, PURCHASE RIGHTS AND RESTRICTIONS ON TRANSFER SET FORTH IN THE SECURITYHOLDERS AGREEMENT.  A COPY OF SUCH SECURITYHOLDERS AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(b)           Restricted Securities.  Each instrument or certificate evidencing Securities and each instrument or certificate issued in exchange or upon the Transfer of any Securities shall be stamped or otherwise imprinted with a legend substantially in the following form:

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED OR SOLD UNLESS IT HAS BEEN REGISTERED UNDER THE SECURITIES ACT OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE (AND, IN SUCH CASE, AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY SHALL HAVE BEEN DELIVERED TO THE COMPANY TO THE EFFECT THAT SUCH OFFER OR SALE IS NOT REQUIRED TO BE REGISTERED UNDER THE SECURITIES ACT).”

(c)           Employee Securities.  Each instrument or certificate evidencing Employee Securities and each instrument or certificate issued in exchange or upon the Transfer of any Employee Securities shall be stamped or otherwise imprinted with any additional legends required by the terms of the applicable Management Contribution Agreement.

(d)           Removal of Legends.  Whenever in the opinion of the Company and in an opinion of counsel reasonably satisfactory to the Company (which opinion shall be delivered to the Company in writing) the restrictions described in any legend set forth above cease to be applicable to any Securities, the holder thereof shall be entitled to receive from the Company, without expense to the holder, a new instrument or certificate not bearing a legend stating such restriction.

6.3          Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

6.4          Entire Agreement.  Except as otherwise expressly set forth herein, this document embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

6.5          Successors and Assigns.  Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and the Securityholders and any subsequent holders of Securities and the respective successors and assigns of each of them, so long as they hold Securities.

6.6          Counterparts.  This Agreement may be executed in separate counterparts (including by means of signature pages transmitted by facsimile) and by different parties on separate counterparts each of which shall be deemed an original and all of which taken together shall constitute one and the same agreement.

6.7          Remedies.  The Company and the Securityholders shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement (including costs of enforcement) and to exercise all other rights existing in their favor.  The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that the Company or any Securityholder may in its or his sole discretion apply to any court of law or equity of competent jurisdiction for specific performance or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

6.8          Notices.  Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed first class mail (postage prepaid) or sent by reputable overnight courier service (charges prepaid) to the Company at the address set forth below and to any other recipient at the address indicated on the Company’s records, or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.  Notices will be deemed to have been given hereunder when sent by facsimile (receipt confirmed), when delivered personally, 5 days after deposit in the U.S. mail and one day after deposit with a reputable overnight courier service.  The Company’s address is:

Transport Investors, LLC

3700 Wells Fargo Center

90 South Seventh Street

Minneapolis, MN 55402

Attention:  Lisa A. Kro

Facsimile:  (612) 338-2860

with copies to:

Dorsey & Whitney LLP

50 South Sixth Street, Suite 1500

Minneapolis, MN 55402

Attention:  Robert A. Rosenbaum, Esq.

Facsimile:  (612) 340-7800

6.9          Governing Law.  The Delaware Limited Liability Company Act (and, following the conversion of the Company into a corporation or the Company being merged into, or otherwise succeeded by, a corporation, the relevant state corporation law) shall govern all questions arising under this Agreement concerning the relative rights of the Company and its stockholders.  All other questions concerning the construction, validity and interpretation of this Agreement shall be governed by and construed in accordance with the laws of Delaware applicable to contracts made and to be performed therein, excluding any conflict-of-laws rule or principle that might refer the governance of the construction of this Agreement to the law of another jurisdiction.

6.10        Jurisdiction.  Any suit, action or proceeding with respect to this Agreement, or any judgment entered by any court in respect of any thereof, shall be brought in any court of competent jurisdiction in Hennepin County in the State of Minnesota, and each of the parties hereto hereby submits to the exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding or judgment.  Each of the parties hereto hereby irrevocably waives any objections which it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any court of competent jurisdiction in Hennepin County in the State of Minnesota, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in any inconvenient forum.

6.11        Descriptive Headings.  The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Securityholders Agreement on the day and year first above written.

TRANSPORT INVESTORS, LLC

By:	/s/ Van Zandt Hawn
Name: Van Zandt Hawn
Title: Manager

MARATHON FUND LIMITED PARTNERSHIP V

By:	Miltiades Limited Partnership
Its:	Sole General Partner

By:	/s/ Van Zandt Hawn
Name: Van Zandt Hawn
Its: Authorized Member

EMPLOYEES:

/s/ Michael J. Paxton
MICHAEL J. PAXTON

/s/ Keith R. Klein
KEITH R. KLEIN

/s/ Craig A. Coyan
CRAIG A. COYAN

/s/ Peggy C. Farra
PEGGY C. FARRA

/s/ Mark J. Emmen
MARK J. EMMEN

[End of Signature Page to Securityholder’s Agreement]